Exhibit 4.1
PROVINCE OF MANITOBA
U.S.$500,000,000
4.90% Global Debentures Series FH due December 6, 2016

FISCAL AGENCY AGREEMENT

December 6, 2006

PROVINCE OF MANITOBA
          FISCAL AGENCY AGREEMENT, dated as of December 6, 2006, among the Province of Manitoba (the “Province”), Citibank, N.A. (the “Fiscal Agent”), a national banking association organized under the laws of the United States of America, as registrar, fiscal agent, transfer agent and principal paying agent, and Citibank, N.A., London Branch, as additional paying agent and transfer agent.
          1. Underwriting Agreement. The Province has entered into an Underwriting Agreement, dated November 29, 2006 (the “Underwriting Agreement”), with CIBC World Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and National Bank Financial Inc., as Representatives of the several Underwriters listed on Schedule II thereto, providing for the issue and sale by the Province of U.S.$500,000,000 aggregate principal amount of 4.90% Global Debentures Series FH due December 6, 2016 (the “Debentures”).
          2. Appointment of Fiscal Agent; Paying Agents; Additional Transfer Agent. (a) The Province hereby appoints the Fiscal Agent, at present having an office at 388 Greenwich Street, 14th Floor, New York, New York 10013, as registrar, fiscal agent, transfer agent and principal paying agent of the Province for the Debentures, upon the terms and conditions set forth herein and the Fiscal Agent accepts such appointments. Any successors to the Fiscal Agent as registrar, fiscal agent, transfer agent and principal paying agent are hereinafter referred to, in such capacities, as the “Fiscal Agent”.
          (b) The Province may from time to time appoint one or more additional agents (hereinafter referred to as a “Paying Agent” or the “Paying Agents”) for the payment (subject to the applicable laws and regulations) of the principal of and interest and Additional Amounts (as defined in the terms and conditions of the Debentures), if any, on the Debentures at such place or places as the Province may determine pursuant to a paying agency agreement (a “Paying Agency Agreement”). The Province may at any time terminate the appointment of any Paying Agent; provided, however, that as long as the Debentures are listed on the London Stock Exchange and the rules of the London Stock Exchange or the Financial Services Authority require, the Province will maintain a paying agent in London. The Province will also ensure that it maintains a paying agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive. The Province will keep the Fiscal Agent informed as to the name, address and telephone and facsimile numbers of each Paying Agent appointed by it and will notify the Fiscal Agent of the resignation or termination of the appointment of any Paying Agent. The Province hereby appoints Citibank, N.A., London Branch, at present having an office at 21st Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, as the paying agent in London of the Province for the Debentures, upon the terms and conditions set forth herein. Citibank, N.A., London Branch, accepts such appointment and, along with its successors as such paying agent in London, is hereinafter referred to, in such capacity, as a “Paying Agent”. The Province shall arrange with each Paying Agent for the payment, as provided herein, of the principal of and interest and Additional Amounts, if any, on the Debentures on terms approved by the Province (further references herein to principal and interest shall be deemed to also refer to any Additional Amounts).
          (c) The Province may from time to time appoint one or more additional agents for the processing of applications for registration of transfer or exchange of fully registered Debentures in definitive form (hereinafter referred to as an “Additional Transfer Agent” or “Additional Transfer Agents” and, together with the Fiscal Agent, in its capacity as transfer agent of the Province, the “Transfer Agents” or, individually, a “Transfer Agent”). The Province may at any time terminate the appointment of any Additional Transfer Agent; provided, however, that as long as the Debentures are listed on the London Stock Exchange, and the rules of such exchange or the Financial Services Authority so require, the Province will maintain an Additional Transfer Agent in London. The Province will keep the Fiscal Agent informed as to the name, address and telephone and facsimile numbers of each Additional Transfer Agent appointed by it and will notify the Fiscal Agent of the resignation or termination of the appointment of any Additional Transfer Agent. The Province hereby appoints Citibank, N.A., London Branch as the transfer agent in London of the Province for the Debentures, upon the terms and conditions set forth herein. Citibank, N.A., London Branch accepts such appointment and, along with its successors as such transfer agent in London, is hereinafter referred to, in such capacity, as a “Transfer Agent” or “Additional Transfer Agent”.
          3. Form. (a) The Debentures shall initially be issued in the form of a fully registered global certificate without coupons (such registered global certificate and any registered global certificate issued upon any transfer or exchange thereof or in replacement therefor is hereinafter referred to as the “Global Bond”). The Global Bond shall be registered in the name of Cede & Co., as nominee of DTC, and be held by DTC or its custodian. As long as DTC or its respective nominee is the registered holder of the Global Bond, it will be considered the sole owner and registered holder of the Debentures for all purposes hereunder and under the Global Bond. None of the Province, the Fiscal Agent or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made by DTC on account of beneficial interests in the Global Bond. Except as provided in Section 6 hereof, owners of beneficial interests in the Global Bond will not be entitled to have Debentures registered in their names, will not receive or be entitled to receive Debentures in definitive registered form and will not be considered owners or registered holders thereof under this Agreement. The Global Bond will be substantially in the form attached hereto as Exhibit 1.
          (b) All Debentures (including the Global Bond) shall be executed on behalf of the Province by the signature of the Minister of Finance or of another duly authorized official of the Department of Finance, and shall be sealed with the manual or facsimile seal of the Minister of Finance. In the event that any official of the Province who shall have signed or whose facsimile signature shall appear upon any of the

Debentures shall cease to hold such office before the Debentures so signed shall actually have been countersigned, registered or delivered, such Debentures nevertheless may be countersigned, registered and delivered with the same force and effect as though such person who signed such Debentures had not ceased to be such official of the Province.
          4. Countersignature. The Fiscal Agent shall, upon receipt of Debentures duly executed and sealed on behalf of the Province together with a written order or orders to countersign and deliver Debentures in a stated principal amount, (i) countersign and register not more than the said aggregate principal amount of Debentures and deliver them in accordance with the written order or orders of the Province and (ii) thereafter countersign, register and deliver Debentures in accordance with the provisions of Sections 5, 6 and 8 of this Agreement. The total amount of the Debentures to be issued and outstanding at any time, whether in the form of the Global Bond or Debentures in definitive registered form, issued in exchange for the Global Bond, shall not exceed U.S.$500,000,000 in aggregate principal amount, plus the aggregate principal amount of any additional Debentures issued by the Province pursuant to any supplement hereto in accordance with Section 15 of this Agreement. The Province hereby appoints any officer of the Fiscal Agent as an authorized signing officer for the purpose of countersigning the Debentures and the Fiscal Agent accepts such appointment on behalf of its officers.
          5. Registration, Transfers and Exchanges. (a) The Fiscal Agent, as agent of the Province for the purpose of registration, shall at all times keep at its principal office in The City of New York a register or registers (hereinafter the “Register” or “Registers”) for the registration and registration of transfers and exchanges of Debentures, in which shall be entered the names and addresses of the registered holders of Debentures and the principal amount of and other particulars of the Debentures held by them. Subject to Section 6 hereof, upon surrender for registration of transfer of any Debenture at said office, the Fiscal Agent shall countersign, register and deliver, in the name of the transferee or transferees, a new Debenture or Debentures for a like aggregate principal amount. Subject to Section 6 hereof, upon surrender of any Debenture at said office for exchange, the Fiscal Agent shall countersign, register and deliver, in exchange for such Debenture, a new Debenture or new Debentures of the appropriate authorized denomination(s) and for a like aggregate principal amount in accordance with the provisions of the Debentures. The Province and the Fiscal Agent shall not be required to make any exchange of Debentures if as a result thereof, the Province would incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.
          (b) All new Debentures countersigned and delivered by the Fiscal Agent upon registration of transfer or in exchange for Debentures of other denominations shall be so dated the date of such countersignature.
          (c) All Debentures presented or surrendered for registration of transfer, exchange or payment shall be accompanied by a written instrument or instruments of transfer in form satisfactory to the Fiscal Agent, which form shall be in accordance with prevailing transfer regulations and practices and duly executed by the registered holder or its duly authorized attorney.
          (d) The Fiscal Agent and each Additional Transfer Agent shall not impose any service charge on the registered holder on any such registration of transfer or exchange of Debentures in the normal course of business; provided, however, the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in this Agreement or in the Debentures, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith.
          (e) The Province, the Fiscal Agent and any Paying Agent or Transfer Agent may treat the person in whose name any Debenture is registered as the absolute owner of such Debenture for the purpose of receiving payment of principal of and interest on such Debenture, and all other purposes whatsoever, whether or not such Debenture be overdue, and none of the Province, the Fiscal Agent or any Paying Agent or Transfer Agent shall be affected by any notice to the contrary and any such payment shall be a good and sufficient discharge to the Province, the Fiscal Agent and any Paying Agent or Transfer Agent for the amount so paid.
          (f) The Fiscal Agent shall not be required to register any transfer or exchange of Debentures (and any Additional Transfer Agent shall not be required to accept presentment of fully registered Debentures in definitive form for registration of transfer or exchange by the Fiscal Agent) during the period from the Regular Record Date (as defined in the Debentures) to the Interest Payment Date (as defined in the Debentures). For the purposes of any interest payment made in accordance with Section 7(a), (b) or (c) hereof, such payment shall be made to those persons in whose names Debentures are registered on such Regular Record Date.
          (g) Each Additional Transfer Agent, as agent of the Province for such purpose, shall maintain an office in its jurisdiction at which fully registered Debentures in definitive form may be presented for registration of transfer or exchange by the Fiscal Agent in accordance with this Agreement. Each Additional Transfer Agent shall promptly forward to the Fiscal Agent all such Debentures received by it, together with the written instrument or instruments of transfer referred to above.
          6. Special Provisions Relating to the Global Bond. (a) Unless the Global Bond is presented by an authorized representative of DTC to the Province, the Fiscal Agent or their respective agents for registration of transfer, exchange or payment, and any replacement Global Bond issued is registered in the name of a nominee of DTC as requested by such authorized representative and any payment is made to such nominee of DTC, any transfer, pledge or other use of the Global Bond for value or otherwise shall be wrongful since the registered holder thereof has an interest therein.
          (b) Except as provided in this subparagraph, Debentures will not be issued in definitive registered form. If at any time DTC notifies the Province that it is unwilling or unable to continue as depositary for the Global Bond or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, or other applicable U.S. securities legislation, or otherwise ceases to be eligible to be a depositary, the Province shall appoint a successor depositary with respect to the Global Bond. If a successor depositary for the Global Bond is not appointed by the Province as soon as reasonably practicable after the Province receives such notice or becomes aware of such ineligibility, the Province shall execute and seal Debentures in definitive registered form, and the Fiscal Agent, upon receipt thereof, shall countersign and deliver such Debentures in definitive registered form without coupons, in denominations of U.S.$1,000 and integral multiples thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date.
          The Province may at any time and in its sole discretion determine not to have any of the Debentures held in the form of the Global Bond. In such event, the Province shall execute and seal Debentures in definitive registered form, and the Fiscal Agent, upon receipt thereof, shall countersign and deliver such Debentures in definitive registered form without coupons, in denominations of U.S.$1,000 and integral multiples thereof, in an aggregate principal amount equal to the aggregate principal amount of the Global Bond as of the exchange date.
          Upon the exchange of the Global Bond for Debentures in definitive registered form, the Fiscal Agent shall cancel the Global Bond and shall reduce the holdings of Cede & Co. on the Register to nil. Debentures in definitive registered form issued in exchange for the Global Bond pursuant to this section shall be registered in such names as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Fiscal Agent or the Province. The Fiscal Agent shall deliver such Debentures in definitive registered form to or as directed by the persons in whose names such definitive registered Debentures are so registered and, to the extent reasonably practicable in the circumstances, shall direct all payments to be made in respect of such Debentures in definitive registered form to the registered holders thereof on or after such exchange regardless of whether such exchange occurred after the record date for such payment.
          All Debentures in definitive registered form issued upon the exchange of the Global Bond shall be valid obligations of the Province, evidencing the same debt, entitled to the same benefits and subject to the same terms and conditions (except insofar as they relate specifically to the Global Bond) as the Global Bond surrendered upon such exchange.
          7. Payment. (a) The Province will pay to the Fiscal Agent no later than 12:00 noon, New York City time, in same-day funds, in such coin or currency of United States as at the time of payment is legal tender for payment of public and private debts, to an account to be specified by the Fiscal Agent, on the day on which the same shall become due (or, the next succeeding Business Day if such due date falls upon a day which is not a Business Day as defined below), all amounts to be paid on the Debentures for principal and interest on that date as required by the terms of the Debentures. The

Province hereby authorizes and directs the Fiscal Agent, from the funds so paid to it, to make payment of the principal and interest in respect of the Debentures in accordance with their terms and the provisions set forth below. For the purposes of this Section 7, “Business Day” shall mean a day that is not a Saturday or a Sunday and on which, in The City of New York, banking institutions are not generally authorized or obligated by law, regulation or executive order to be closed. The obligation of the Fiscal Agent to make payments of principal and interest to holders of the Debentures through DTC, by check or otherwise, is in all cases subject to the prior receipt by the Fiscal Agent from the Province of the funds required to make such payments.
          (b) Payment of principal of and interest on the Global Bond shall be made in U.S. dollars to the Fiscal Agent. The Fiscal Agent shall pay such amounts payable to Cede & Co., as nominee of DTC, in same-day funds.
          (c) Payment of principal in respect of Debentures in definitive registered form issued pursuant to Section 6(b) hereof shall be made in U.S. dollars against surrender at the office of the Fiscal Agent in The City of New York, or at the office of any Paying Agent appointed by the Province for such purpose pursuant to this Agreement and any Paying Agent Agreement. Payment of interest due prior to or on the Maturity Date will be made by forwarding by post or otherwise delivering a check payable in U.S. dollars to the registered address of registered holders of Debentures, or, at the option of the Province, otherwise transferring funds to the registered holders of the Debentures. Such check shall be dated the due date for payment and made payable to the order of the registered holder or, in the case of joint registered holders, to the order of all such joint holders (failing instructions from them to the contrary) and shall be sent to the address of the one of such joint holders whose name stands first in the register as one of such joint holders. Subject to Section 7(a), the Fiscal Agent shall mail or otherwise deliver such checks to the names and addresses of registered holders of Debentures sufficiently in advance of the relevant due date for payment that receipt of such checks by registered holders on or before the due date is reasonably assured.
          (d) All monies paid to the Fiscal Agent under Section 7(a) of this Agreement shall be held by it in a separate account from the moment when such money is received until the time of actual payment, in trust for the registered holders of Debentures to be applied by the Fiscal Agent to payments due on the Debentures at the time and in the manner provided for in this Agreement and the Debentures, provided that if the Fiscal Agent shall fail to duly make any such payment due on the Debentures and, as a result of such failure, the Province otherwise duly makes such payments to the registered holders of Debentures, the Fiscal Agent shall thereupon hold such monies paid to it under Section 7(a) in trust for the Province. Any money deposited with the Fiscal Agent for the payment of the principal or interest in respect of any Debenture remaining unclaimed for two years after such principal or interest shall have become due and payable shall be repaid to the Province without interest, and the registered holder of a Debenture may thereafter look only to the Province for any payment to which such holder may be entitled.

          (e) All monies paid to any Paying Agent for the payment of principal of or interest on any Debentures shall be held by it in a separate account from the moment when such money is received until the time of actual payment, in trust for the registered holders of such Debentures, and shall be applied as set forth herein and in the Debentures.
          8. Mutilated, Destroyed, Stolen or Lost Debenture Certificates. (a) If any Debenture certificate is mutilated, defaced, destroyed, stolen or lost, application for replacement shall be made to the Fiscal Agent who shall promptly transmit such application to the Province. Such application shall be accompanied by the mutilated or defaced certificate or proof, satisfactory to the Province in its discretion, of the destruction, theft or loss of the certificate; and upon receipt by the Province of an indemnity satisfactory to it, the Province shall execute a new certificate of like tenor, and upon written instructions from the Province, the Fiscal Agent shall thereupon cancel the mutilated or defaced certificate and adjust the Register to reflect the cancellation, destruction, theft or loss of a certificate, as the case may be, and countersign, register and deliver such new certificate in exchange for the mutilated or defaced certificate or in substitution for the destroyed, stolen or lost certificate. Such replacement certificate shall be dated the date of the countersignature. All expenses associated with procuring any indemnity and with the preparation, countersignature and delivery of a replacement certificate will be borne by the registered holder of the mutilated, defaced, destroyed, stolen or lost Debenture certificate.
          (b) Whenever any Debenture, alleged to have been lost, stolen or destroyed for which a replacement Debenture has been issued, is presented to the Fiscal Agent or any Paying Agent for payment on the Maturity Date or for registration of transfer or exchange, the Fiscal Agent or the Paying Agent, as the case may be, shall promptly notify the Province in respect thereof and shall deal with such Debenture only in accordance with the Province’s instructions.
          9. Maturity, Redemption and Purchases. (a) Unless previously repurchased by the Province, as provided below, the principal amount of the Debentures is due and payable on December 6, 2016 (the “Maturity Date”).
          (b) The Province may, at any time, purchase Debentures in the open market, or by tender or by private contract at any price, in accordance with applicable law and may cause the Fiscal Agent to cancel any Debentures so purchased.
          10. Cancellation and Destruction. All Debentures which are paid on the Maturity Date, purchased by the Province and surrendered to the Fiscal Agent for cancellation or surrendered for registration of transfer or exchange for other certificates or for replacement, shall be canceled by the Fiscal Agent who shall register such cancellation. The Fiscal Agent shall, as soon as practicable after the date of cancellation of Debentures under this section or Section 8(a) or the date that the register is adjusted to reflect the destruction, theft or loss of a certificate pursuant to Section 8(a) hereof, furnish the Province with a certificate or certificates stating the serial numbers, dollar value and total number of Debentures that have been canceled. The Fiscal Agent shall dispose of all canceled Debentures in accordance with the practices adopted by the Fiscal Agent or, upon the instructions of the Province, shall return such Debentures to the Province, and shall furnish the Province, on a timely basis, certificates of disposal stating the serial numbers, dollar value and total number of all Debentures disposed thereunder.
          11. (a) Limit on Liability. In acting under this Agreement, the Fiscal Agent, any Paying Agent and any Transfer Agent are acting solely as agents of the Province and do not assume any obligation or relationship of agency or trust for or with any of the registered holders of the Debentures, except that all funds held by the Fiscal Agent or any Paying Agent for payment of principal or interest shall be held in trust for the registered holders of Debentures as provided in this Agreement.
          (b) Rights and Liabilities of Fiscal Agent, Paying Agent and Transfer Agent. The Fiscal Agent, each Paying Agent and each Transfer Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Debenture, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communications reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Province made or given by it and sent, delivered or directed to the Fiscal Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any authorized officer of the Province or its attorney duly authorized in writing.
          (c) Right of Agent to Own Debentures. The Fiscal Agent, each Paying Agent and each Transfer Agent, and their respective officers, directors and employees, may become the holder of, or acquire any interest in, any Debentures, with the same rights that it or they would have if it were not the Fiscal Agent, a Paying Agent or a Transfer Agent hereunder, or they were not such officers, directors or employees, and may engage or be interested in any financial or other transaction with the Province and may act on, or as depositary, trustee or agent for, any committee or body of registered holders of Debentures or other obligations of the Province as freely as if it were not the Fiscal Agent, a Paying Agent or a Transfer Agent hereunder or they were not such officers, directors or employees.
          (d) Authorized Signatories. Except as otherwise specifically provided herein or in the Debentures, any order, certificate, notice, request, direction or other communication from the Province, made or given under any provision of this Agreement, shall be sufficient if signed by an authorized signatory of the Province (an “Authorized Signatory”). From time to time the Province will furnish the Fiscal Agent with a certificate as to the incumbency and specimen signatures of persons who are then Authorized Signatories. Until the Fiscal Agent receives a subsequent certificate from the Province, the Fiscal Agent shall be entitled to rely on the last such certificate delivered to them for purposes of determining the Authorized Signatories.

          (e) No Duties in Event of Default by Province. The Fiscal Agent shall not have any duty or responsibility in case of any default by the Province in the performance of its obligations (including, without limiting the generality of the foregoing, any duty or responsibility to accelerate all or any of the Debentures or to initiate or to attempt to initiate any proceedings at law or otherwise or to make any demand for the payment thereof upon the Province or any other person). If at any time any Fiscal Agent or any Paying Agent or Transfer Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects it in respect of its rights, duties or obligations hereunder, such Fiscal Agent or Paying Agent or Transfer Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if such Fiscal Agent or Paying Agent or Transfer Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Fiscal Agent or Paying Agent or Transfer Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
          12. Expenses and Indemnity. (a) In connection with the Fiscal Agent’s appointment and duties as Fiscal Agent, the Province will pay the Fiscal Agent from time to time compensation in an amount separately agreed upon by the Province and the Fiscal Agent. The Province will indemnify and hold harmless the Fiscal Agent, its directors, officers, agents and employees against all claims, actions, demands, damages, costs (including reasonable fees of counsel), losses or liability which may be incurred by the Fiscal Agent by reason of, or in connection with, the Fiscal Agent’s appointment and duties hereunder, including the costs and expenses of defending itself against any claim or liability, except as such result from any negligent act or commission, bad faith or wilful misconduct of the Fiscal Agent or its directors, officers, employees or agents. In addition, the Province shall, pursuant to arrangements separately agreed upon by the Province and the Fiscal Agent, pay to the Fiscal Agent, upon presentation of substantiating documentation satisfactory to the Province, amounts sufficient to reimburse the Fiscal Agent for expenses, disbursements and advances made or reasonably incurred by it in connection with its services (including the reasonable fees, expenses and disbursements of its agents and counsel). The obligation of the Province under this paragraph shall survive payment of the Debentures and resignation or removal of the Fiscal Agent.
          (b) The Fiscal Agent agrees to indemnify and hold harmless the Province against all claims, actions, demands, damages, costs, losses and liabilities arising out of or relating to any negligent act or omission, bad faith or wilful misconduct of the Fiscal Agent or its directors, officers, employees or agents.
          (c) Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought under this Agreement but failure to so notify any indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity. An indemnifying party may participate at its own expense in the defense of such action. If it so elects within a reasonable time after receipt of such notice, an indemnifying party may assume the defense of such action with legal advisors chosen by it and approved by the indemnified party defendant in such action, unless such indemnified party reasonably objects to such assumption on the ground that there may be legal defenses available to it which are different from or in addition to those available to such indemnified party, but an indemnifying party may not settle any action commenced against an indemnified party without the written consent of the indemnified party. In order to be entitled to an indemnity with respect to a claim hereunder, an indemnified party will not, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to such pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnifying party is an actual or potential party to such claim or action). If an indemnifying party assumes the defense of any such action, the indemnified party shall not be liable for any fees or expenses of the legal advisors of the indemnified party incurred thereafter in connection with such action. Unless otherwise agreed, in no event shall the indemnifying party be liable for the fees and expenses of more than one legal advisor for the indemnified party in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances.
          13. (a) Successor Fiscal Agent. The Province agrees that there shall at all times be a Fiscal Agent hereunder and that the Fiscal Agent shall be a bank or trust company, organized and doing business under the laws of the State of New York or the federal laws of the United States applicable therein, in good standing and having a place of business in The City of New York, and authorized under such laws to exercise corporate trust powers; provided, however, that the Province may choose to act at any time as its own registrar, fiscal agent, transfer agent or principal paying agent upon reasonable notice to the Fiscal Agent.
          The Fiscal Agent shall not transfer or assign this Agreement or any interest or obligation herein without the Province’s prior written consent. Any corporation into which the Fiscal Agent hereunder may be amalgamated, merged or converted, or any corporation with which the Fiscal Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation, to which the Fiscal Agent shall sell or otherwise transfer all or substantially all of the corporate trust business of the Fiscal Agent, provided that it shall be qualified as aforesaid, shall be the successor Fiscal Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, but subject to prior notice to and the prior written approval of the Province.
          (b) Resignation. The Fiscal Agent may at any time resign by giving written notice to the Province of its resignation, specifying the date on which its resignation shall become effective (which shall not be less than 60 days after the date on which such notice is given unless the Province shall agree to a shorter period); provided that no such notice shall expire less than 30 days before or 30 days after the due date for any payment of principal or interest in respect of the Debentures. The Province may remove the Fiscal Agent at any time by giving 30 days written notice to the Fiscal Agent, specifying the date on which such removal shall become effective. Such resignation or removal shall only take effect upon the appointment by the Province of a successor Fiscal Agent and upon the acceptance of such appointment by such successor Fiscal Agent. Any Paying Agent may resign or may be removed at any time upon like notice, and the Province in any such case may appoint in substitution therefor a new Paying Agent or Paying Agents. If no successor Fiscal Agent is appointed within the time specified for resignation or removal, then the Fiscal Agent may petition a court of competent jurisdiction for the appointment of a replacement.
          (c) Bankruptcy or Insolvency of Fiscal Agent. The appointment of the Fiscal Agent hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time the Fiscal Agent becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Fiscal Agent, or if a liquidator or receiver of the Fiscal Agent or of all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of the Fiscal Agent or its property or affairs for the purposes of rehabilitation, conservation or liquidation.
          (d) Appointment of Successor. Prior to the effective date of any such resignation or removal of the Fiscal Agent, or if the Fiscal Agent shall become unable to act as such or shall cease to be qualified as aforesaid, the Province shall appoint a successor Fiscal Agent, qualified as aforesaid. Upon the appointment of a successor Fiscal Agent and its acceptance of such appointment, the retiring Fiscal Agent shall, at the direction of the Province and upon payment of its compensation and expenses then unpaid, deliver and pay over to its successor any and all securities, money and any other properties then in its possession as Fiscal Agent and shall thereupon cease to act hereunder.
          (e) Payment of Certain Fiscal Agent’s Fees Upon Termination. If the Fiscal Agent resigns pursuant to Section 13(b) of this Agreement or ceases to act as the Province’s fiscal agent in respect of the Debentures pursuant to Section 13(c) of this Agreement, the Fiscal Agent shall only be entitled to annual fees otherwise payable to it under this Agreement on a pro rata basis for that period since the most recent anniversary of this Agreement during which the Fiscal Agent has acted as fiscal agent hereunder. In the event that the Fiscal Agent ceases to act as the Province’s fiscal agent in respect of the Debentures for any other reason, the Fiscal Agent shall be entitled to receive the full amount of the annual fees payable to it in respect of the Debentures pursuant to Section 12 of this Agreement.

          14. Meetings of Holders of Debentures. (a) The Fiscal Agent shall convene a meeting of the registered holders of the Debentures for any lawful purpose affecting their interests upon receipt of a written request of the Province or a written request signed in one or more counterparts by the registered holders of not less than 10% of the principal amount of the Debentures then outstanding and upon being indemnified to its reasonable satisfaction by the Province or the registered holders of Debentures signing such request, as the case may be, against the costs which may be incurred in connection with the calling and holding of such meeting. If the Fiscal Agent fails to give notice convening such meeting within 30 days after receipt of such request and indemnity, the Province or such registered holders of Debentures, as the case may be, may convene such meeting. Every such meeting shall be held in The City of New York, or such other place as may be approved or determined by the Province and acceptable to the Fiscal Agent.
          (b) At least 21 days’ notice of any meeting shall be given to the registered holders of the Debentures in the manner provided pursuant to the terms and conditions of the Debentures and a copy thereof shall be sent by post to the Fiscal Agent unless the meeting has been called by the Fiscal Agent, and to the Province. Such notice shall state the time, place and purpose of the meeting and the general nature of the business to be transacted thereat, and shall include a statement to the effect that, prior to 48 hours before the time fixed for the meeting, those persons recorded in the Register shall be entitled to obtain voting certificates for the Debentures registered in their respective names and appointing proxies (subject to such procedures and requirements as the Province and the Fiscal Agent may prescribe), but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.
          (c) A registered holder of Debentures may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the registered holders of Debentures or any adjournment of such meeting, and such proxy shall have all rights of the registered holder of Debentures in respect of such meeting. All written notices to DTC of meetings shall contain a requirement that the registered holders of Debentures must notify clearing system participants and, if known, beneficial owners of Debentures of the meeting in accordance with procedures established from time to time by such clearing systems. The registered holders of Debentures shall seek voting instructions on the matters to be raised at such meeting from the clearing system participants or, if known, from the beneficial owners of Debentures.
          (d) Some person, who need not be a registered holder of Debentures, nominated in writing by the Province shall be chairman of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the registered holders of the Debentures present in person or by proxy shall choose some person present to be chairman, and, failing such choice, the Province may appoint a chairman.

          (e) At a meeting of registered holders of Debentures, a quorum shall consist of one or more registered holders of Debentures present in person or by proxy who represent at least a majority in principal amount of the Debentures at the time outstanding. If a quorum of the registered holders of Debentures shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of registered holders of Debentures, shall be dissolved, but if otherwise convened the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place, in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chairman appoints some other place in The City of New York, or some other day or time of which not less than seven (7) days’ notice shall be given in the manner provided above. At the adjourned meeting one or more registered holders of Debentures present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least a majority in principal amount of the Debentures then outstanding.
          (f) The chairman of any meeting at which a quorum of the registered holders of Debentures is present may, with the consent of the registered holder(s) or a majority of principal amount of the Debentures represented thereat, adjourn any such meeting, and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.
          (g) Every motion or question submitted to a meeting shall be decided by Extraordinary Resolution (as defined below) and in the first place by the votes given on a show of hands. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact. On any question submitted to a meeting when ordered by the chairman or demanded by a show of hands by one or more registered holders of Debentures acting in person or by proxy and holding at least 2% in principal amount of the Debentures then outstanding, a poll shall be taken in such manner as the chairman shall direct.
          (h) On a poll, each registered holder of Debentures present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each U.S. $1,000 principal amount of Debentures of which the person shall then be the registered holder. A proxy need not be a registered holder of Debentures. In the case of Debentures held jointly, any one of the joint registered holders present in person or by proxy may vote in the absence of the other or others; but in case more than one of them be present or by proxy, only one of them may vote in respect of each U.S. $1,000 principal amount of Debentures of which they are joint registered holders.
          (i) The Province and the Fiscal Agent, by their authorized representatives, officers and directors, and the financial and legal advisors of the Province and the Fiscal Agent, may attend any meeting of the registered holders of Debentures, but shall have no vote as such.
          (j) Except as set forth in Section 18 hereof, the registered holders of the Debentures may consent by Extraordinary Resolution (as defined below) to any modification or amendment proposed by the Province to this Agreement and the Debentures. An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of Debentures, whether present or not; provided, however, that no such modification or amendment to this Agreement or to the terms and conditions of the Debentures shall, without the consent of the registered holder of each such Debenture affected thereby: (a) change the Maturity Date of any Debenture or change any Interest Payment Date; (b) reduce the principal amount of any such Debenture or change the Interest Rate; (c) change the currency of payment of any such Debenture; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to such Debenture; or (e) reduce the percentage of the principal amount of Debentures necessary for the taking of any action, including modification or amendment of this Agreement or the terms and conditions of the Debentures, or reduce the quorum required at any meeting of registered holders of Debentures.
          The term “Extraordinary Resolution” is defined as a resolution passed at a meeting of registered holders of Debentures held in accordance with the provisions of this Agreement and the Debentures by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of Debentures represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding Debentures.
          (k) Minutes of all resolutions and proceedings at every meeting of registered holders of Debentures held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Fiscal Agent at the expense of the Province and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings taken, or by the chairman of the next succeeding meeting of the registered holders of Debentures, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken thereat to have been duly passed and taken.
          (l) Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of registered holders of Debentures shall be binding upon all the registered holders of Debentures, whether present at or absent from such meeting, and every instrument in writing signed by registered holders of Debentures in accordance with paragraph (j) of this Section 14 shall be binding upon all the registered holders of Debentures (whether or not a signatory). Subject to the provisions for its indemnity herein contained, the Fiscal Agent shall be bound to give effect accordingly to every such Extraordinary Resolution.

         (m) The Province may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:
(i)	for the deposit of instruments appointing proxies at such place as the Fiscal Agent, the Province or the registered holders of Debentures convening a meeting, as the case may be, may in the notice convening such meeting direct; and

(ii)	for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed, cabled or sent by any other means of recorded communications before the meeting to Province or to the Fiscal Agent at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.
          Any regulations so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of registered holders of Debentures shall be the registered holders thereof or their duly appointed proxies.
          15. Further Issues. The Province may from time to time, without notice to or the consent of the registered holders of Debentures, create and issue further Debentures ranking pari passu with the Debentures in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Debentures or except for the first payment of interest following the issue date of such further Debentures) and so that such further Debentures shall be consolidated and form a single series with the Debentures and shall have the same terms as to status, redemption or otherwise as the Debentures. Any further Debentures shall be issued with the benefit of an agreement supplemental to this Agreement.
          16. Reports. The Fiscal Agent shall furnish to the Province such reports as may be reasonably required by the Province relative to the Fiscal Agent’s performance under this Agreement. The Province may, whenever it deems it necessary and upon reasonable notice to the Fiscal Agent, inspect books and records maintained by the Fiscal Agent pursuant to this Agreement.
          17. Forwarding of Notice. If the Fiscal Agent shall receive any notice or demand addressed to the Province pursuant to the provisions of the Debentures, the Fiscal Agent shall promptly forward such notice or demand to the Province.
          18. Amendments. This Agreement and the Debentures may be amended or supplemented by the parties hereto, without notice to or the consent of the registered holder of any Debenture, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or in the Debentures, or effecting the issue of further Debentures as described under Section 15 of this Agreement, or in any other manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province shall not adversely affect the interests of the beneficial owners of the Debentures as set forth in a certificate of the Minister of Finance or the Deputy Minister of Finance, the Assistant Deputy Minister of Finance — Treasury Division or Director of Capital Finance delivered to the Fiscal Agent.
          19. Notices. (a) Any communications from the Province to the Fiscal Agent with respect to this Agreement shall be in English and addressed to Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, New York 10013, Attn: Agency & Trust; Facsimile: (212) 657-4009, any communications from the Province to Citibank, N.A., London Branch shall be addressed to Citibank, N.A., London Branch, 21st Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, and any communications from the Fiscal Agent to the Province with respect to this Agreement shall be addressed to the Department of Finance — Treasury Division, Room 9, Legislative Building, 450 Broadway, Winnipeg, Manitoba R3C 0V8 (or such other address as shall be specified in writing by the Fiscal Agent, Citibank, N.A., London Branch or by the Province, as the case may be) and shall be delivered in person or sent by first class prepaid post or by facsimile transmission subject, in the case of facsimile transmission, to confirmation by telephone to the foregoing addresses. Such notice shall take effect when received.
          (b) All notices to the registered holders of Debentures will be published in English in the Financial Times in London, England (if and for so long as the debentures are admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange and the rules of the London Stock Exchange or the Financial Services Authority so require) and The Wall Street Journal in New York, U.S.A. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province, consistent with the rules of the London Stock Exchange and the Financial Services Authority and with the approval of the Fiscal Agent, shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. Written notice will also be given to DTC, provided at the time of such notice the Debentures are represented by the Global Bond.
          20. Governing Law and Counterparts. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          21. Headings. The headings for the sections of this Agreement are for convenience only and are not part of this Agreement.

          22. Inurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Fiscal Agency Agreement as of the date first above written.

PROVINCE OF MANITOBA
By:	/s/ Ian Hasanally
	Name:	Ian Hasanally
	Title:	Director, Capital Markets

CITIBANK, N.A.
By:	/s/ Wafaa Orfy
	Name:	Wafaa Orfy
	Title:	Vice President

CITIBANK, N.A., LONDON BRANCH
By:	/s/ Wafaa Orfy
	Name:	Wafaa Orfy
	Title:	Vice President